Exhibit 10.1

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Eastman Kodak Company

Amended Administrative Guide for the 2011 Performance Cycle

of the Performance Cash Program

under Article 7 (Performance Awards) of the

2005 Omnibus Long-Term Compensation Plan

ARTICLE 1. INTRODUCTION

1.1	Background

Under Article 7 (Performance Awards) of the 2005 Omnibus Long-Term Compensation Plan (the “Plan”), the Executive Compensation and Development Committee of Kodak’s Board of Directors (the “Committee”) may, among other things, award the opportunity to earn performance based cash to those Participants as the Committee in its discretion may determine, subject to such terms, conditions and restrictions as it deems appropriate. The Committee’s charter permits delegation of its authority to grant certain awards pursuant to the terms contained therein.

1.2	Purpose

This Administrative Guide governs the Committee’s grant of Awards under Article 7 of the Plan pursuant to a subprogram that is hereinafter referred to as the “Performance Cash Program,” to be effective as of January 1, 2011, by which the Committee will award the opportunity to earn a cash award for the Cycle to eligible Participants described in Article 3. Unless otherwise noted in this Administrative Guide or determined by the Committee, the terms of the Plan shall apply to Awards granted under this Performance Cash Program.

In addition, this Administrative Guide is intended to establish those requirements necessary to ensure that the Cycle’s Awards will be treated as performance-based compensation for the purposes of Section 162(m) of the Code. These requirements include establishment of the Cycle’s Performance Criteria, performance goals under the Performance Criteria and Performance Formula.

1.3	Administration

The Performance Cash Program shall be administered by the Committee. The Committee is authorized to issue this Administrative Guide and to make changes in this Administrative Guide as it from time to time deems proper. The Committee is authorized to interpret and construe the Performance Cash Program and this Administrative Guide, to prescribe, amend, and rescind rules and regulations relating to each, and to make all other determinations necessary, appropriate or advisable for the administration of the Performance Cash Program, including without limitation any issues

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regarding valuation, withholding, exchange rates, and international considerations. If there are any inconsistencies between the terms of this Administrative Guide and the terms of the Plan, the terms of the Plan will control. Any determination by the Committee in carrying out, administering or construing the Performance Cash Program will be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

ARTICLE 2. DEFINITIONS

Any defined term used in this Administrative Guide, other than those set forth in this Article 2 or defined within another Article of this Administrative Guide, will have the same meaning for purposes of this document as that ascribed to it under the terms of the Plan.

2.1	Approved Reason

“Approved Reason” means, with regard to all Participants other than a Participant who is subject to Section 16 of the Exchange Act or a Covered Employee, a reason for terminating employment which, in the opinion of the Chief Executive Officer, is in the best interests of the Company. With regard to a Participant who is subject to Section 16 of the Exchange Act or who is a Covered Employee, “Approved Reason” means a reason for terminating employment which, in the opinion of the Committee, is in the best interests of the Company.

2.2	Award Payment Date

“Award Payment Date” is the date of payment of an Award, in the form of a cash payment, which shall be as soon as is administratively practicable after the Vesting Date, but in no event later than December 31 following the Vesting Date.

2.3	Performance Cycle

“Cycle” or “Performance Cycle” will consist of two one-year performance periods, the first of which will commence on January 1, 2011 and end on December 31, 2011, and the second of which will commence on January 1, 2012 and end on December 31, 2012.

2.4	Participant Account

“Participant Account” means the account established by the Company for each Participant who is granted an Award under the Performance Cash Program to record and account for the grant of the Award, until such time as the balance in the Account is paid, canceled, forfeited or terminated, as the case may be.

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2.5	Performance Criteria

“Performance Criteria” means, with respect to the Performance Cash Program, the criteria that will be used to establish the Performance Goals for the Performance Cycle, as described in Article 6.

2.6	Performance Goals

“Performance Goals” means, with respect to the Performance Cycle of the Performance Cash Program, the goals based upon the Performance Criteria and established by the Committee, as more particularly described in Article 6.

2.7	Participant’s Individual Allocation

“Participant’s Individual Allocation” means, for the Performance Cycle of the Performance Cash Program, the target allocation amount, expressed as a target cash amount in USD($).

2.8	Vesting Date

“Vesting Date” shall mean the date that is one (1) year following the end of the two-year Performance Cycle. Thus, the Vesting Date is December 31, 2013.

ARTICLE 3. PARTICIPATION

3.1	In General

The Participants who are eligible to participate in the Performance Cash Program are those executives who, as of February 21, 2011, are either employed by Kodak globally in wage grades 48 and higher, or are senior-level executives employed by Kodak Subsidiaries. A schedule of such Participants is maintained by Kodak’s Global Compensation Organization.

Subject to applicable local laws, regulations and processes, in order to be eligible for and to receive an Award, all eligible Participants must have signed an Executive Employee’s Agreement in a form acceptable to the Chief Human Resources Officer and Senior Vice President, Eastman Kodak Company. Any Participant who fails to sign such an Executive Employee’s Agreement on or prior to Certification will forfeit his or her Individual Allocation.

3.2	New Participants

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No person may become eligible to participate in the Performance Cash Program after February 21, 2011, whether as a result of a job change or otherwise.

3.3	Termination of Participation

A Participant’s participation in the Performance Cash Program is subject to immediate termination upon the Participant’s termination of employment from the Company, whether voluntary or involuntary, during the first year of the Performance Cycle. In the case of the Participant’s termination of employment after the first year of the Performance Cycle but prior to the Vesting Date, the Participant will forfeit any and all rights to receive payment on account of an Award for the Cycle, except as specified in Section 8.2 (Death, Disability, Retirement) or Section 8.3 (Layoff, Approved Reason, Divestiture).

ARTICLE 4. FORM OF AWARDS

4.1	Form of Awards

Awards granted under the Performance Cash Program provide Participants with the opportunity to earn a cash award, subject to the terms and conditions contained in this Administrative Guide and the Plan. Each Award granted under the Performance Cash Program shall be expressed as a target cash amount in USD($). The target cash amount that is allocated to a Participant is referred to herein and in the Plan as the Participant’s Individual Allocation.

ARTICLE 5. AWARD ALLOCATION

5.1	Establishing the Participant’s Individual Allocation

The target cash amount allocated to all Participants, with the exception of Covered Employees under 162(m), will be determined by management. The target cash amount allocated to Covered Employees will be determined by the Committee. No change will be made to the target cash amount allocated to a Participant as a result of a promotion or demotion that occurs after the target cash amount is allocated.

ARTICLE 6. ESTABLISHING PERFORMANCE FACTORS

6.1	Performance Criteria

The Committee has selected Cash Generation before Restructuring and Pension/OPEB as the performance measure for purposes of establishing the Performance Goals for each year of the Performance Cycle. The Committee shall have the discretion to revise the Performance Criteria for the second year of the Performance Cycle within the first

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90 calendar days of 2012, which is the portion of the award payable to participants who perform services after the first year of the Performance Cycle.

6.2	Performance Goals

The Committee has established the target for the Performance Cycle that will serve as the “Performance Goal” for purposes of assessing the Company’s performance during the Performance Cycle. The Committee has also established the minimum amount (the “Minimum Performance Goal”) that must be achieved before any amount of an Award will be considered to have been earned for each year of the Performance Cycle. The Committee shall have the discretion to revise the Performance Goal and the Minimum Performance Goal for the second year of the Performance Cycle within the first 90 calendar days of 2012, which is the portion of the award payable to participants who perform services after the first year of the Performance Cycle.

The Committee will cause the Performance Goal and the Minimum Performance Goals to be documented in an Exhibit “A” to this Administrative Guide.

6.3	Performance Formula

The “Performance Formula,” which will determine the amount of an Award that will be considered to have been earned by a Participant is as follows:

Award Earned = Participant’s Individual Allocation x Applicable Performance Percentage

The “Applicable Performance Percentage” will be determined from the weighted performance metrics established for the first year and second year of the Performance Cycle, attached to this Administrative Guide as Exhibit “A”. For purposes of the performance metrics, results between the amounts shown will be interpolated to derive an Applicable Performance Percentage. The maximum Applicable Performance Percentage is 150%.

ARTICLE 7. DETERMINATION OF EARNED AWARDS

7.1	Certification

Following the completion of the first year and second year of the Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goal for the Performance Cycle has been achieved for that year. If the Committee certifies that the Minimum Performance Goal has been achieved, it shall also calculate and certify in writing the Applicable Performance Percentage. By applying the Performance Formula, the Committee shall then determine and certify the total allocation that has been earned for the Performance Cycle. The Committee may,

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through the use of discretion, increase or reduce the amount that would otherwise be certified by application of the Performance Formula, if, in its sole judgment, such increase or reduction is appropriate.

7.2	Discretion

Notwithstanding any provision contained herein to the contrary, in determining the actual amount of an individual Award to be deemed earned for the Cycle, the CEO may, through the use of discretion, increase or reduce the amount of the Award that would otherwise be earned by application of the Performance Formula, if, in his sole judgment, such increase or reduction is appropriate. In the case of Covered Employees, the Committee may exercise such discretion. Positive discretion will not apply to Participants who are Covered Employees as defined under IRC Section 162(m).

ARTICLE 8. PRECONDITIONS TO RECEIPT OF AN EARNED AWARD

8.1	Continuous Employment until Payment

A Participant must remain continuously employed with the Company (in any wage grade) at all times from the first day of the Cycle through the Vesting Date in order to remain eligible for an Award. If a Participant’s employment with the Company ceases during this period for any reason, the Participant will forfeit the entire target cash amount that has been allocated to him or her for the Cycle (including any target cash amount that has been earned but not vested pursuant to Article 9 hereof), except as otherwise set forth herein. The limited exceptions to the requirements of this Section 8.1 are specified in Sections 8.2 and 8.3 below.

8.2 Death, Disability or Retirement before the Vesting Date

In the event a Participant’s employment with the Company ceases at any time during the first year of the Performance Cycle (as a result of his or her death, Disability or retirement), the Participant will no longer be eligible for an Award for such Cycle and, consequently, will forfeit any and all rights to receive an Award for such Cycle.

Notwithstanding any provision contained in this Article 8 to the contrary, if the last date of employment is on or after the completion of the first year of the Performance Cycle but prior to the last day of the Performance Cycle, and a Participant terminates employment due to death, Disability or retirement, the Participant shall be eligible to receive 50% of the amount determined under the Performance Formula on the Award Payment Date.

If the last date of employment is on or after the completion of the Performance Cycle but on or prior to the Vesting Date, and a Participant terminates employment due to

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death, Disability or retirement, the Participant shall be eligible to receive the amount determined under the Performance Formula on the Award Payment Date.

8.3 Layoff, Approved Reason or Divestiture before the Vesting Date

In the event a Participant’s employment with the Company ceases at any time during the first year of the Performance Cycle as a result of layoff, a finding of an Approved Reason or divestiture, the Participant will no longer be eligible for an Award for such Cycle and, consequently, will forfeit any and all rights to receive an Award for such Cycle.

Notwithstanding any provision contained in this Article 8 to the contrary, if after the end of the first year of the Performance Cycle but prior to the Vesting Date, a Participant’s employment with the Company ceases as a result of layoff, an Approved Reason or divestiture, and if such Participant had been employed with the Company for the entire first year of the Performance Cycle, such Participant shall be entitled to receive the amount determined under the Performance Formula without proration on the Award Payment Date.

ARTICLE 9. PAYMENT OF AWARDS

9.1	Timing of Award Payments

Awards that have been earned shall be paid on the Award Payment Date by the procedure described in Section 9.2. Participants cannot defer Awards.

9.2	Form of Payment of Awards

All awards for this Cycle shall be paid in the form of cash, subject to the terms, restrictions and conditions of the Plan and those set forth in this Administrative Guide.

9.3	Non-Assignable

No Awards or any other payment under the Performance Cash Program shall be subject in any manner to alienation, sale, transfer (except by will of the laws of descent and distribution), assignment, pledge or encumbrance, nor shall any Award by payable to any one other than the Participant to whom it was granted.

ARTICLE 10. MISCELLANEOUS

10.1	Reorganization

If the Company undergoes a reorganization (as defined in Section 368(a) of the Code) during the period beginning on the date the Committee certifies the amount of the

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Award that has been earned by the Participants and ending on the Vesting Date, the Committee may, in its sole and absolute discretion, take whatever action it deems necessary, advisable or appropriate with respect to the Account of each Participant that has earned an Award in order to reflect such transaction, including, but not limited to, adjusting the target cash amount.

10.2	Termination/Amendment

The Committee may amend, suspend or terminate the Performance Cash Program in whole or in part at any time, for any reason, with or without prior notice to the extent permitted by the Plan. In addition, the Committee, or any person to whom the Committee has delegated the requisite authority, may, at any time and from time to time, amend this Administrative Guide in any manner.

10.3	Section 162(m) of the Code

If any provision of this Administrative Guide would cause the Awards granted to a Covered Employee not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that provision, insofar as it pertains to the Covered Employee, shall be severed from, and shall be deemed not to be a part of, this Administrative Guide, but the other provisions hereof shall remain in full force and effect. Further, if this Administrative Guide fails to contain any provision required under Section 162(m) in order to make the Awards granted hereunder to a Covered Employee be “qualified performance-based compensation,” then this Administrative Guide shall be deemed to incorporate such provision, effective as of the date of this Administrative Guide’s adoption by the Committee.

10.4	Participant’s Rights Unsecured

The amounts payable under this Administrative Guide shall be unfunded, and the right of any Participant or his or her estate to receive payment under this Administrative Guide shall be an unsecured claim against the general assets of the Company. No Participant shall have the right to exercise any of the rights or privileges of a shareholder with respect to the cash credited to his or her Participant Account.

10.5	No Guarantee of Tax Consequences

No person connected with the Performance Cash Program or this Administrative Guide in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts paid to or for the benefit of a Participant or Beneficiary under the Leadership Stock Program, or that such tax

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treatment will apply to or be available to a Participant or Beneficiary on account of participation in the Performance Cash Program.

10.6	No Interest on Balances

No adjustments will be made to cash awards at grant, during or after the performance period, or on the vesting date. No interest will be provided or applied to performance cash accounts.

10.7	Section 409A Compliance

The Awards described in this Administrative Guide are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law, and this Administrative Guide shall be interpreted and administered consistent with such intention, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance. The Company may unilaterally amend this Administrative Guide for purposes of compliance if, in its sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to Participants’ rights under the Administrative Guide.